Exhibit 10.1

RETIREMENT AND TRANSITION SERVICES AGREEMENT

This Retirement and Transition Services Agreement (“Agreement”) is made as of the 24th day of October, 2017 (the “Signature Date”), between comScore, Inc. (“Company”), a Delaware corporation, and Gian M. Fulgoni (“Executive”).

WHEREAS, Executive is Co-Founder of the Company, has served as a member of the Board of Directors (the “Board”) since 1999, as the Company’s Executive Chairman of the Board from the Company’s founding in 1999 to March 2014 and as Chairman Emeritus from March 2014 until August 2016;

WHEREAS, in connection with certain strategic changes to the Company’s executive leadership in August 2016, Executive was appointed to serve as Chief Executive Officer and continues to serve in such capacity as of the date hereof;

WHEREAS, Executive has informed the Company of his intent to retire as Chief Executive Officer, effective January 31, 2018; and

WHEREAS, the Board has determined to accept such resignation and to designate Executive as “Chairman Emeritus”, effective immediately following his retirement, and the Company desires to set forth the terms of Executive’s retirement from the Company, and the terms of certain transition and advisory services that Executive will provide to the Company following his retirement.

THEREFORE, in consideration of the mutual promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, state and agree as provided below.

1.    Retirement. Executive will retire from his position as Chief Executive Officer, effective at the close of business on January 31, 2018 (the “Retirement Date”). Effective the Retirement Date, Executive will also be deemed to have resigned from all other elected, appointed or otherwise held positions within the Company, except as a member of the Board or as otherwise provided herein. Executive shall continue to serve as a member of the Board until the earlier of: (i) the time that a permanent, full time, successor Chief Executive Officer, appointed by the Board, takes office; or (ii) the next annual meeting of the Company’s stockholders following the Retirement Date. Executive has informed the Board that he does not intend to stand for reelection at the conclusion of his current term as a member of the Board.

2.    Chairman Emeritus. Effective upon the Retirement Date, Executive has been designated by the Board as Chairman Emeritus and Special Advisor to the Chairman and the Chief Executive Officer, and shall retain such designation following the conclusion of his service as a member of the Board.

3.    Transition and Advisory Services. During the one year period commencing on the Retirement Date, Executive shall perform his duties as a Special Advisor to the Chairman and the Chief Executive Officer by making himself reasonably available to provide such assistance and cooperation to the Company, and its senior management team (including any interim or permanent successor Chief Executive Officer of the Company) as the Company and Executive shall reasonably agree upon in order to: (i) assist the Board and the Company in the search process and selection of Executive’s successor and in transitioning Executive’s former responsibilities to his successor and (ii) represent the Company, at the Company’s expense, as Company Spokesman/Thought Leader at designated conferences, meetings or other events as agreed with the Company’s successor chief executive officer or the Chairman of the Board (collectively the “Transition Services”). Executive agrees, and the Company acknowledges, that the Executive’s performance of the Transition Services shall take place during normal business hours, shall not exceed an average of twenty (20) hours per week, including travel, and shall be subject to Executive’s availability. To assist Executive in his performance of the Transition Services, the Company will provide Executive with (i) dedicated office space and a parking space in its Chicago office, to the extent the Company continues to maintain a Chicago office, (ii) access to the Company’s email system and (iii) such data and materials to the extent necessary to perform the Transition Services requested by the Company. The Company will identify Andrew Lipsman, SVP of Industry Insights, as Executive’s initial point of contact for providing such data and materials for the Transition Services. On and after the Retirement Date, Executive will keep any computer or tablet device provided by the Company for his use, which will be Executive’s property thereafter; provided however, that the Company will delete any Company information, both confidential and nonconfidential, from such devices upon the termination of Executive’s duties as Special Advisor to the Chairman and the Chief Executive Officer.

At all times that Executive is providing any Transition Services hereunder, Executive shall not be acting as an employee of the Company. Executive agrees and understands that as part of his provision of the Transition Services, Executive may receive “Confidential Information” as that term is defined in Section 2 of the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement executed by Executive (the “Confidentiality Agreement”), a copy of which is attached hereto as Annex A. Executive further agrees that the terms of Section 2 of the Confidentiality Agreement are expressly incorporated herein and will apply to any Confidential Information to which Executive gains access to as part of his provision of the Transition Services. Either Executive or Company may terminate Executive’s status as Special Advisor to the Chairman and the Chief Executive Officer by providing notice of such termination to the other party at least thirty (30) days before the effective date of such termination; provided, however, that Executive understands and agrees that he must remain in the role of Special Advisor to the Chairman and the Chief Executive Officer in order to be eligible to be issued the RSUs described in Paragraph 4 below, and that such RSUs will be forfeited if Executive ceases to serve as Special Advisor prior to the date that such RSUs are issued by the Company. The Company further agrees not to terminate Executive as Special Advisor under this Paragraph 3 prior to the issuance of the RSUs described in Paragraph 4.

4.    Payments, Benefits and Perquisites. Subject to the terms of this Agreement, including but not limited to his obligations under all Paragraphs of and Annexes to this Agreement, Executive will be entitled to the following benefits from and after the Retirement Date:

a.	The Company will pay Executive for all accrued salary and all accrued and unused paid time off earned through the Retirement Date, subject to standard payroll deductions and withholdings, on the Company’s ordinary payroll date next-following the Retirement Date.

b.	Executive’s health insurance will terminate on the last day of the month in which the Retirement Date occurs. If eligible, Executive may thereafter elect to continue Executive’s health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or state insurance laws, if applicable, at Executive’s own expense (or, if Executive enters into this Agreement, at the Company’s expense as provided in paragraph 4(d) below). Notice of Executive’s COBRA rights will be sent to Executive under separate cover. Executive’s rights to elect such coverage are not contingent upon his entering into this Agreement.

c.	Executive will submit, within 10 days following the Retirement Date, Executive’s final documented expense reimbursement statement reflecting all business expenses he incurred through the Retirement Date, if any, for which Executive seeks reimbursement. The Company will reimburse Executive for these expenses pursuant to its regular business practice.

d.	If Executive elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, and for so long as Executive has not notified the Company of his election to obtain replacement coverage, then the Company will pay the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) on behalf of Executive for a period of 18 months after the Retirement Date.

e.	The Company agrees that Executive’s (i) currently outstanding unvested restricted stock units (“RSU”), previously granted to Executive under the Company’s 2007 Equity Incentive Plan (the “2007 Plan”) and listed on Annex B hereto, will fully vest as of the Retirement Date (to the extent not previously vested) and (ii) previously authorized but unissued $3,000,000 in RSUs, for services provided as Chief Executive Officer from August 10, 2016 through August 9, 2017, as listed on Annex C hereto, shall be made as promptly as possible when the Company is able to make such grants without violating the rules and regulations of the Securities and Exchange Commission or any other applicable rules and regulations (collectively “Legal Requirements”) and the terms and conditions of any applicable equity plan of the Company and shall be considered fully vested on the issuance date; provided, however, that Executive understands and agrees that he must remain in the role of Special Advisor to the Chairman and the Chief Executive Officer in order to be eligible to be issued the RSUs described in this Paragraph 4(e), and that such RSUs will be forfeited if Executive ceases to serve as Special Advisor prior to role on the date that such RSUs are issued by the Company. In each instance, settlement in shares of common stock of the Company shall occur as promptly as possible after vesting in a manner which complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

f.	In consideration for the services provided as Chief Executive Officer from August 10, 2017 through January 31, 2018, upon the Retirement Date, or as soon thereafter as the Company has a duly approved and effective successor equity plan to the 2007 Plan and can award RSUs thereunder in accordance with the terms and conditions thereof and the Legal Requirements, the Company shall authorize and issue to Executive $1,000,000 in RSUs (the “Transition Services RSUs”), which shall be considered fully vested on the issuance date, and shall be settled in shares of common stock of the Company as promptly as possible after vesting in a manner which complies with Section 409A of the Code; provided, however, that Executive understands and agrees that he must remain in the role of Special Advisor to the Chairman and the Chief Executive Officer in order to be eligible to be issued the RSUs described in this Paragraph 4(f), and that such RSUs will be forfeited if Executive ceases to serve as Special Advisor prior to the date that such RSUs are issued by the Company.

g.	From and after the Retirement Date, and continuing through the provision of the Transition Services and for so long as Executive serves as a member of the Board or Chairman Emeritus, Executive shall continue to be subject and entitled to the terms and provisions of that certain Indemnification Agreement, entered into as of September 29, 2017, between the Company and Executive, attached hereto as Annex D, or any successor agreement thereto.

h.	The Company agrees that in the event that either or both (i) the Company, after regaining compliance with its reporting requirements under the rules and regulations of the SEC (or if earlier, Executive’s death or disability), is unable to issue the RSUs as contemplated by and provided for in Paragraphs 4 (e)(ii) and 4(f) without violating any Legal Requirements or the terms and conditions of any applicable equity incentive plan of the Company, or (ii) the Company has not in any event regained compliance with its reporting requirements under the rules and regulations of the SEC (or if earlier, Executive’s death or disability), and issued such RSUs by June 30, 2018, occurs then the Company will issue, or cause to be issued, shares of the Company’s common stock to Executive, in an equivalent economic amount and in such other manner, as is in accordance with applicable Legal Requirements, to provide Executive with the economic benefits of such RSUs as provided in such paragraphs.

5.    Other Compensation or Benefits. Executive acknowledges that, except as expressly provided in this Agreement or as otherwise agreed by Executive and the Company from time to time, Executive is not entitled to any additional compensation, severance, or benefits from the Company after the Retirement Date; provided, however, that nothing contained in this Agreement modifies or otherwise adversely affects Executive’s right to receive any vested compensation or other benefits under the Company’s employee benefit plans, which compensation or benefits are administered in accordance with and subject to the respective terms of such plans and any written agreements therefor. In the event, however, that Executive’s employment with the Company terminates before the Retirement Date, the parties agree and acknowledge that Executive would be eligible for any severance benefits as provided for in the Change in Control and Severance Agreement, attached here to as Annex F.

6.    Proprietary Information. Executive acknowledges his continuing obligations under the Confidentiality Agreement, attached hereto as Annex A, including but not limited to, Executive’s obligations related to confidentiality and noninterference with personnel relations.    Notwithstanding anything herein or in Annex A to the contrary, Executive shall not be held liable under this Agreement, Annex A or any other agreement or any federal or state trade secret law for making any confidential disclosure of a Company trade secret or other confidential information to a government official or an attorney for purposes of reporting a suspected violation of law or regulation. Executive may use Company confidential information for the purpose of assisting in his defense in any government inquiries or proceedings or in any litigation brought against the Company or Executive, or as a witness in any such proceeding, provided that Executive and Executive’s counsel maintains the confidentiality of such confidential information (including, if they must be filed in court, filing them under seal if possible).

7.    Certain Additional Agreements Made by the Company and Executive. The Company and Executive expressly agree to the additional terms, conditions and provisions set forth in Annex E hereto and incorporated herein.

8.    Knowledge of Claims Against Executive. As of the Signature Date, the Company acknowledges that none of William Livek, the Company’s President and Executive Vice Chairman, Greg Fink, the Company’s Chief Financial Officer and Treasurer, Carol DiBattiste, the Company’s General Counsel & Chief Compliance, Privacy and People Officer, nor any member of the Board is aware of any claim or potential claim that the Company might have against Executive under any legal, equitable, contract, tort, statutory or other theory.

9.    Costs. Except as otherwise provided herein, if any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. Other than any such costs, the parties intend that each shall bear its own costs, if any, that may have been incurred relating to this Agreement.

10.    Notice. In the event that any notice is to be given to any party under this Agreement, it shall be given by certified mail, return receipt requested, and addressed to the party as follows:

To Company:	comScore, Inc.
Attention: General Counsel
11950 Democracy Drive, Suite 600
Reston, VA 20190

To Executive:	Gian Fulgoni
6000 Island Blvd., Apt. 1908
Aventura, FL 33160

11.    Continuing Obligations. The parties agree that the terms of the Confidentiality Agreement and the Indemnification Agreement, attached hereto as Annex A and Annex D, respectively, continue in full force and effect. In addition, the Change in Control and Severance Agreement, attached hereto as Annex F, shall remain in effect through the Retirement Date, on which date, the parties agree that it shall terminate. For the avoidance of doubt, nothing herein alters: (i) Executive’s rights or obligations with respect to indemnification as set forth in the Indemnification Agreement, the Company’s By-Laws or applicable law; (ii) Executive’s obligations and the Company’s rights under the Confidentiality Agreement as stated above in Paragraph 6; or (iii) Executive’s rights or obligations under the Change in Control and Severance Agreement for any severance benefits to which he might be entitled thereunder should Executive’s employment with the Company terminate before the Retirement Date.

12.    Section 409A.

a.	It is intended that all amounts or benefits provided under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and treasury regulations relating thereto, so as not to subject Executive to the payment of any interest and tax penalty which may be imposed under Section 409A of the Code, and this Agreement shall be interpreted, construed, and administered accordingly; provided, however, that the Company and the Released Parties (as defined in the General Release of All Claims and Certain Additional Agreements by the Company and Executive attached hereto as Annex E) shall not be responsible for any taxes, penalties, interest or other losses or expenses incurred by Executive due to any failure to comply with Section 409A of the Code. In furtherance thereof, the terms of this Agreement, to the extent necessary, may be modified to be exempt from and so comply with Section 409A of the Code. Each payment under this Agreement shall be considered a separate payment for purposes of Section 409A of the Code. Notwithstanding any provision in this Agreement to the contrary, the settlement with respect to all RSUs pursuant to this Agreement will occur within the short-term deferral period specified in Treas. Reg. Section 1.409A-1(b)(4), or as otherwise permitted under Section 409A of the Code to qualify under the short-term deferral exception.

b.

Any reimbursements or in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (ii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

13.    Miscellaneous. This Agreement, along with all Annexes hereto, constitute the full and entire understanding and agreement between the parties regarding the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in writing signed by both Executive and a duly authorized officer of the Company. This Agreement shall bind the heirs, personal representatives, successors and assigns of both Executive and the Company, and inure to the benefit of both Executive and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable. This Agreement shall be governed in all respects by the laws of the Commonwealth of Virginia, without reference to its choice of law rules. This Agreement may be signed electronically and in counterparts.

The undersigned state that they have carefully read this Retirement and Transition Services Agreement, that they know and understand its terms, and they sign it freely.

October 24, 2017

COMPANY:

COMSCORE, INC.

/s/ Carol DiBattiste
Name:	Carol DiBattiste
Title:	General Counsel & Chief Compliance,
Privacy and People Officer

EXECUTIVE:

/s/ Gian M. Fulgoni
Gian M. Fulgoni

ANNEX A

COMSCORE NETWORKS

AT WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMET AND ARBITRATION AGREEMENT

As a condition of my employment with comScore Networks, its subsidiaries, affiliates, successors or assigns (together the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to mc by Company, I agree to the following effective as of my first date of employment with the Company:

1. At-Will Employment.

I UNDERSTAND AND ACKNOWLEDGE THAT MY EMPLOYMENT WITH THE COMPANY IS FOR AN UNSPECIFIED DURATION AND CONSTITUTES “AT-WILL” EMPLOYMENT. I ALSO UNDERSTAND THAT ANY REPRESENTATION TO THE CONTRARY IS UNAUTHORIZED AND NOT VALID UNLESS OBTAINED IN WRITING AND SIGNED BY THE PRESIDENT OF THE COMPANY. I ACKNOWLEDGE THAT THIS EMPLOYMENT RELATIONSHIP MAY BE TERMINATED AT ANY TIME, WITH OR WITHOUT GOOD CAUSE OR FOR ANY OR NO CAUSE, AT THE OPTION EITHER OF THE COMPANY OR MYSELF, WITH OR WITHOUT NOTICE.

2. Confidential Information.

(a) Company Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company, except under a non-disclosure agreement duly authorized and executed by the Company. I understand that “Confidential Information” means any non-public Information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding the Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, panel recruitment, maintenance and operation, marketing, finances or other business information. I further understand that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

(b) Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c) Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

3. Inventions.

(a) Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as “Prior Inventions”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into a Company product, process or service a Prior Invention owned by me or in which I have an interest, I hereby grant to the Company a nonexclusive, roya1ty-free, fully paid-up irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto unless I and the Company have agreed otherwise in writing with respect to such Prior Invention.

(b) Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time 1 am in the employ of the Company (collectively referred to as “Inventions”), except as provided in Section 3(f) below. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectable by copyright are “works made for hire” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any invention developed by me solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to me as a result of the Company’s efforts to commercialize or market any such invention.

(c) Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(d) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(e) Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

(f) Exception to Assignments. I understand that, whether or not I am a California resident, the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B) I will advise the Company promptly in writing of any inventions that I believe meet the criteria in California Labor Code Section 2870 and not otherwise disclosed on Exhibit A.

4. Conflicting Employment. I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation or consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.

5. Returning Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company. its successors or assigns, including, without limitation, those records maintained pursuant to paragraph 3(d). In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit C.

6. Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

7. No Solicitation of Employees and Non-Competition.

(a) In consideration for my employment by the Company and other valuable consideration, receipt of which is acknowledged, I agree that during my employment with the Company and for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for myself or for any other person or entity.

(b) For the purposes of this Section 7(b) only, the term “Client” shall mean any client of the Company on whose account I worked and with whom I had direct and significant contact during the two years prior to the termination of my relationship with the Company. In exchange for such same consideration. I also agree that during my employment with the Company and for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason. with or without cause, I shall not (i) persuade, or attempt to persuade, any Client to cease doing business with or to reduce the amount of business it does with the Company; or (ii) solicit for myself or any person or entity other than the Company the business of any Client for the purpose of offering, obtaining, selling diverting, or receiving market research services or products similar, or substantially similar, to the market research services and products offered by the Company. For purposes of illustration only, and not limitation, I understand that the term “solicit” means to personally petition, importune or entreat a Client to contact me (e.g., personal ftllow up phone calls) regarding the market research products or services of my new business enterprise that are similar, or substantially similar, to those services and products offered by the Company. I also understand that solicitation does not prevent me from passively accepting business from a Client (e.g., a Client contacts me entirely on such Client’s own initiative).

(c) In exchange for such same consideration, I also agree that following the termination of my relationship with the Company for any reason, with or without cause, I shall not engage in any trade or business in the faithful performance of which it would be highly likely that I would, or would be required or expected to, use or disclose any Confidential Information of the Company.

(d) In exchange for such same consideration. I also agree that during my employment with the Company and for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, with or without cause, I shall not, without first obtaining the prior written approval of Company, be engaged as an officer, director, employee, consultant, principal or trustee on behalf of any other person, firm, corporation or other entity that competes with the business of the Company in any geographic location in which the Company as of the termination date conducts business, and requires the performance of services by me that are the same or of similar kind or are of greater responsibility as I provided to the Company immediately prior to the termination dare. For the purposes of this Section 7(d), the phrase “competes with the business of the Company” shall only include market research businesses that primarily collect data from Internet users by monitoring their online browsing, buying and other behavior or whose business primarily focuses on using the Internet to survey respondents.

8. Conflict of Interest Guidelines. I agree to diligently adhere to the Conflict of Interest Guidelines attached as Exhibit D hereto.

9. Personal Use of Company Information Policy. I agree to diligently adhere to the Personal Use of Company Information Policy attached as Exhibit E hereto.

10. Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith.

11. Arbitration and Equitable Relief.

(a) Arbitration. In consideration of my employment with the Company, its promise to arbitrate all employment-related disputes and my receipt of the compensation, pay raises and other benefits paid to me by the Company. at present and in the future. I agree that any and all conwoversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from my employment with the Company or the termination of my employment with the Company, including any breach of this agreement, shall be subject to binding arbitration. Disputes which I agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, claims of harassment, discrimination or wrongful termination, and any statutory claims. I further understand that this agreement to arbitrate also applies to any disputes that the Company may have with me.

(b) Procedure. I agree that any arbitration will be administered by the American Arbitration Association (“AAA”) and that the neutral arbitrator will be selected in a manner consistent with its national rules for the resolution of employment disputes. I agree that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. I also agree chat the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. I understand that the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that I shall pay the first $125.00 of any filing fees associated with any arbitration I initiate. I agree that the decision of the arbitrator shall be in writing.

(c) Remedy. Except as provided by this agreement, arbitration shall be the sole, exclusive and final remedy for any dispute between me and the Company. Accordingly, except as provided for by this agreement, neither I nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(d) Availability of Injunctive Relief. Both parties agree that any party may petition a court for injunctive relief including, but not limited to, where either party alleges or claims a violation of the at-will employment, confidential information, invention assignment and arbitration agreement between me and the Company or any other agreement regarding trade secrets, confidential information, or nonsolicitation. Both parties understand that any breach or threatened breach of such an agreement will cause irreparable injury and that money damages will not provide an adequate remedy therefore and both parties hereby consent to the issuance of an injunction. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.

(e) Administrative Relief. I understand that this agreement does not prohibit me from pursuing an administrative claim with a local, state or federal administrative body such as the Equal Employment Opportunity Commission. This agreement does, however, preclude me from pursuing court action regarding any such claim.

(f) Voluntary Nature of Agreement. I acknowledge and agree that I am executing this agreement voluntarily and without any duress or undue influence by the Company or anyone else. I further acknowledge and agree that I have carefully read this agreement and that I have asked any questions needed for me to understand the terms, consequences and binding effect of this agreement and fully understand it. including that I am waiving my right to a jury trial. Finally, I agree that I have been provided an opportunity to seek the advice of an attorney of my choice before signing this agreement.

12. General Provisions.

(a) Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of Illinois. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Illinois for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions or representations between us including, but not limited to, any representations made during my interview(s) or relocation negotiations, whether written or oral. No modification of or amendment to this Agreement. nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the President of the Company and me. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

(c) Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors and its assigns.

[Signature Page Follows]

This At Will Employment. Confidential Information, Invention Assignment and Arbitration Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

Date:	8/15/06	/s/ Gian Fulgoni
Signature

Gian Fulgoni
Name of Employee
/s/ Linda Harte
Witness

COMSCORE NETWORKS, INC.

By:	/s/ Magid Abraham
Magid Abraham
President, CEO

[Signature Page to At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement]

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description
Business plan for targeting system using retailer frequent shopper data and household-level purchase panel data	1999

         No inventions or improvements

         Additional Sheets Attached

Signature of Employee:     /s/ Gian Fulgoni

Print Name of Employee:     Gian Fulgoni

Date:     8/15/06

EXHIBIT B

CALIFORNIA LABOR CODE SECTION 2870

INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

EXHIBIT C

COMSCORE NETWORKS

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records. data. notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to comScore Networks, its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s At Will Employment, Confidential Information, Invention Assignment and Arbitration Arbitration signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement. I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, deveIopmental or experimental work, computer programs, databases, other original works of authorship. customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twelve (12) months from this date. I will not solicit, induce, recruit or encourage any of the Company’s employees to leave their employment.

Date:

(Employee’s signature)

(Type/Print Employee’s Name)

EXHIBIT D

COMSCORE NETWORKS

CONFLICT OF INTEREST GUIDELINES

It is the policy of comScore Networks to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations which must be avoided. Any exceptions must be reported to the President and written approval for continuation must be obtained.

1. Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement elaborates on this principle and is a binding agreement.)

2. Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

3. Participating in civic or professional organizations that might involve divulging confidential information of the Company.

4. Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

5. Initiating or approving any form of personal or social harassment of employees.

6. Holding outside directorships in suppliers, customers or competing companies, where such directorship might influence in any manner a decision or course of action of the Company. Permitting personal investments (if any) in, and personal financial speculation (if any) with respect to, suppliers, customers or competing companies, to influence in any manner a decision or course of action of the Company.

7. Borrowing from or lending to employees, customers or suppliers.

8. Acquiring real estate of interest to the Company.

9. Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

10. Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

11. Making any unlawful agreement with distributors with respect to prices.

12. Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

13. Using, trading or helping others to use or trade equities based upon Company proprietary information and in any way using proprietary information for personal gain.

14. Communicating to third parties any proprietary information in the absence of a specific contractual arrangement with Company to provide such information.

15. Engaging in any conduct which is not in the best interest of the Company.

Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning.

EXHIBIT E

COMSCORE NETWORKS

PERSONAL USE OF COMPANY INFORMATION

comScore Networks is a provider of online commerce activity and related internet behavioral intelligence. One of comScore’s goals is to be the leading provider of accurate and objective data and analysis of ecommerce activities and trends. An important focus of comScore’s service is studying specific companies, specific online sectors, and targeted econometric conditions. comScore clients pay to receive this valuable information and all comScore employees and partners must act to preserve its commercial value. To avoid any actual and/or perceived conflicts or issues, comScore prohibits employee use of comScore data for personal gain or for any purpose other than official comScore business. This includes, but is not limited to, trading in specific company stocks or indexes based on comScore information in advance of it being made publicly available, or communicating such information to third parties for the purpose of financial gain where there is no contractual relationship with comScore to provide such information.

Examples of comScore proprietary Information include, but are not limited to:

a.	data that comScore receives from its clients

b.	all data that comScore collects from its panelists

c.	any and all analysis comScore prepares on behalf of specific clients

d.	any and all analysis comScore prepares for the general population before it is released to the general population

e.	any other client information deemed to be of a confidential nature such as earnings projections, proposed capital transaction activity, bankruptcy or restructurings, changes in assets, including intellectual property, etc.

f.	all other confidential, non-public information used in comScore’s business

Prohibited Actions (Effective February 2002)

1.	Employees are prohibited from using, trading or helping others to use or trade equities based upon comScore proprietary information and in any way using proprietary information for personal gain.

2.	Employees are prohibited from communicating to third parties any proprietary information in the absence of a specific contractual arrangement with comScore to provide such information.

Compliance Procedures

1.	comScore’s Chief Financial Officer shall serve as Compliance Officer with regard to this Policy. The role of the Compliance Officer is to provide guidance to employees and ensure compliance with this policy.

2.	All new comScore Networks employees, before commencing employment, will be required to read this Policy and to attest that they understand it and agree to comply with it.

3.	All existing comScore Networks employees will be required annually to certify that they continue to understand this policy and agree to abide by its requirements.

4.	Each comscore Score Networks employee agrees that he or she shall provide, upon request from the Compliance Officer, account statements or trade records for any brokerage firm accounts held in the employee’s name or held by an immediate family member.

FAILURE TO COMPLY:

comScore Networks reserves the right to take action against its employees for failing to comply with this policy, such action may include termination and recovery of all damages arising from any violation.

Acknowledged:	/s/ Gian Fulgoni	Date:	8/15/06

Print Name	Gian Fulgoni

ANNEX B

Outstanding but Unvested RSUs

Date of Grant	Number of Units Granted	Original Vesting Date
02/15/2016	3,565.50	02/15/2018

ANNEX C

Authorized but Unissued RSUs

Amount of Units Approved for Grant	Original Scheduled Vesting Date
$1,000,000 of RSUs	08/15/2017
$1,000,000 of RSUs	08/15/2018
$1,000,000 of RSUs	08/15/2019

ANNEX D

COMSCORE, INC.

INDEMNIFICATION AGREEMENT

THIS AGREEMENT is entered into, effective as of September 29, 2017, by and between comScore, Inc., a Delaware corporation (the “Company”), and Gian Fulgoni (“Indemnitee”).

WHEREAS, it is essential to the Company to retain and attract as directors and officers the most capable persons available;

WHEREAS, Indemnitee is a director and/or officer of the Company;

WHEREAS, both the Company and Indemnitee recognize the increased risk of litigation and other claims currently being asserted against directors and officers of corporations;

WHEREAS, Delaware law authorizes corporations to indemnify their directors and officers and to advance certain expenses, and the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”) of the Company (together, the Constituent Documents”) require the Company to indemnify and advance expenses to its directors and officers to the fullest extent permitted under Delaware law, and the Indemnitee will serve, has been serving and/or continues to serve as a director and/or officer of the Company in part in reliance on the Constituent Documents; and

WHEREAS, in recognition of Indemnitee’s need for (i) substantial protection against personal liability based on Indemnitee’s reliance on the Constituent Documents, (ii) specific contractual assurance that the protection promised by the Constituent Documents will be available to Indemnitee (regardless of, among other things, any amendment to or revocation of the Constituent Documents or any change in the composition of the Company’s Board of Directors or acquisition or change-of-control transaction relating to the Company) and (iii) an inducement to provide effective services to the Company as a director and/or officer, the Company wishes to provide in this Agreement for the indemnification of and the advancing of expenses to Indemnitee to the fullest extent (whether partial or complete) permitted under Delaware law and as set forth in this Agreement, and, to the extent insurance is maintained, to provide for the continued coverage of Indemnitee under the Company’s directors’ and officers’ liability insurance policies.

NOW, THEREFORE, in consideration of the above premises and of Indemnitee continuing to serve the Company directly or, at its request, with another enterprise, and intending to be legally bound hereby, the parties agree as follows:

1. Certain Definitions:

(a) “Affiliate” shall mean any corporation or other person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with, the person specified, including, without limitation, with respect to the Company, any direct or indirect subsidiary of the Company.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Expenses” shall mean any expense, including all fees, expenses, and costs of attorneys and experts, paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal) or preparing for any of the foregoing in, any Proceeding relating to any Indemnifiable Event.

(d) “Indemnifiable Event” shall mean any event or occurrence that takes place either prior to or after the execution of this Agreement, related to the fact that Indemnitee is or was a director or officer of the Company or an Affiliate of the Company, or while a director or officer is or was serving at the request of the Company or an Affiliate of the Company as a director, officer, manager, member, partner, employee, trustee, agent or fiduciary of another foreign or domestic corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or was a director, officer, manager, member, partner, employee or agent of a foreign or domestic corporation that was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation, or related to anything done or not done by Indemnitee in any such capacity, whether or not the basis of the Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent of the Company or an Affiliate of the Company, as described above.

(e) “Indemnifiable Losses” shall mean any and all Expenses, damages, losses, liabilities, judgments, fines, penalties (whether civil, criminal or other) ERISA excise taxes and penalties, and amounts paid or to be paid in settlement, and includes all interest, assessments and other charges paid or incurred in connection with or in respect of any of the foregoing, any federal, state, local or foreign taxes imposed as a result of the actual or deemed receipt of any payments under this Agreement, and all other obligations, paid or incurred in connection with any Proceeding relating to any Indemnifiable Event or paid or incurred in connection with any determination by a Reviewing Party under Section 4(a) or any suit to enforce rights under Section 4(e).

(f) “Independent Counsel” shall mean the person or body appointed in connection with Section 3.

(g) “Proceeding” shall mean any threatened, asserted, pending or completed action, suit, demand or proceeding or any alternative dispute resolution mechanism (including an action by or in the right of the Company or an Affiliate of the Company) or any inquiry, hearing or investigation, whether conducted by the Company or an Affiliate of the Company or any other party, that Indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other.

(h) “Reviewing Party” shall mean the person or body appointed in accordance with Section 3.

(i) “Voting Securities” shall mean any securities of the Company that vote generally in the election of directors.

2. Agreement to Indemnify.

(a) General Agreement. Subject to the procedures set out in Sections 3 and 4, in the event Indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Proceeding by reason of (or arising in part out of) an Indemnifiable Event, the Company shall indemnify Indemnitee from and against any and all Indemnifiable Losses to the fullest extent permitted by law, as the same exists or may hereafter be amended or interpreted (but in the case of any such amendment or interpretation, only to the extent that such amendment or interpretation permits the Company to provide broader indemnification rights than were permitted prior thereto). The parties hereto intend that this Agreement shall provide for indemnification in excess of that expressly permitted by statute, including, without limitation, any indemnification provided by the Constituent Documents, a vote of the Company’s stockholders or disinterested directors or applicable law. No repeal or amendment of any law of the State of Delaware will in any way diminish or adversely affect the rights of Indemnitee pursuant to this Agreement.

(b) Initiation of Proceeding. Notwithstanding anything in this Agreement to the contrary, Indemnitee shall not be entitled to indemnification pursuant to this Agreement in connection with any Proceeding initiated by Indemnitee against the Company or any director or officer of the Company (other than compulsory counterclaims) unless (i) the Company has joined in or the Board has consented to the initiation of such Proceeding, (ii) the Proceeding is one to enforce indemnification rights under Section 5 or (iii) Independent Counsel has approved its initiation.

(c) Expense Advances. If so requested by Indemnitee, the Company shall advance (within five (5) days of such request) any and all Expenses to Indemnitee (an “Expense Advance”) relating to, arising out of or resulting from any Proceeding related to an Indemnifiable Event paid or incurred by Indemnitee or which Indemnitee determines are reasonably likely to be paid or incurred by Indemnitee; provided that Indemnitee shall repay, without interest, any amounts actually advanced to Indemnitee that, at the final disposition of the Proceeding to which the Expense Advance was related, were in excess of amounts paid or payable by Indemnitee in respect of Expenses relating to, arising out of or resulting from such Proceeding. Indemnitee’s right to such Expense Advance is not subject to the satisfaction of any standard of conduct and is not conditioned upon any prior determination that Indemnitee is entitled to indemnification under this Agreement with respect to the Proceeding or Indemnifiable Event. This Section 2(c) shall not apply to any claim made by Indemnitee for which indemnity is excluded pursuant to Sections 2(b) or 2(f). In connection with any Expense Advance, Indemnitee shall execute and deliver to the Company an undertaking in the form attached hereto as Exhibit A (subject to Indemnitee filling in the blanks therein and selecting from among the bracketed alternatives therein), which shall not be secured and shall not bear interest and shall be accepted by the Company without reference to Indemnitee’s ability to repay the Expense Advances. In no event shall Indemnitee’s right to the payment, advancement, or reimbursement of Expenses pursuant to this Section 2(c) be conditioned upon any undertaking that is less favorable to Indemnitee than, or that is in addition to, the undertaking set forth in Exhibit A.

(d) Mandatory Indemnification. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any Proceeding relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, Indemnitee shall be indemnified against all Indemnifiable Losses incurred in connection therewith and shall not be required to attain a favorable determination by a Reviewing Party under Section 4 of this Agreement prior to receiving such indemnification.

(e) Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Indemnifiable Losses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

(f) Prohibited Indemnification. No indemnification pursuant to this Agreement shall be paid by the Company on account of any Proceeding in which a final judgment is rendered against Indemnitee or Indemnitee enters into a settlement, in each case (i) for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the Exchange Act or similar provisions of any federal, state or local laws; (ii) for which payment has actually been made to or on behalf of Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision; or (iii) for which payment is prohibited by law. Notwithstanding anything to the contrary stated or implied in this Section 2(f), indemnification pursuant to this Agreement relating to any Proceeding against Indemnitee for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the Exchange Act or similar provisions of any federal, state or local laws shall not be prohibited if Indemnitee ultimately establishes in any Proceeding that no recovery of such profits from Indemnitee is permitted under Section 16(b) of the Exchange Act or similar provisions of any federal, state or local laws.

3. Reviewing Party. For purposes of making determinations concerning the rights of Indemnitee to indemnity payments and Expense Advances under this Agreement, any other agreement, applicable law or the Constituent Documents now or hereafter in effect relating to indemnification for Indemnifiable Events, the Reviewing Party shall chosen by Indemnitee and shall be either:

(a) Any appropriate person or body consisting of a member or members of the Board or any other person or body appointed by the Board who is not a party to the particular Proceeding with respect to which Indemnitee is seeking indemnification; or

(b) The Independent Counsel referred to below.

(c) “Independent Counsel” shall mean counsel selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld or delayed), who has not otherwise performed services for the Company, the Indemnitee or any other named (or, exclusively with regard to a threatened matter, likely to be named) party to the Proceeding (other than in connection with indemnification matters) within the last five (5) years. The Independent Counsel shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. The Company agrees to pay the reasonable fees of the Independent Counsel and to indemnify fully such counsel against any and all expenses (including attorneys’ fees), claims, liabilities, loss and damages arising out of or relating to this Agreement or the engagement of Independent Counsel pursuant hereto.

4. Indemnification Process and Appeal.

(a) Indemnification Payment. Indemnitee shall be entitled to indemnification of Indemnifiable Losses, and shall receive payment thereof, from the Company in accordance with this Agreement upon determination by the Reviewing Party that Indemnitee is entitled to indemnification from the Company under applicable law. The Reviewing Party shall render a written opinion to the Company and Indemnitee as to whether and to what extent the Indemnitee is entitled to indemnification under applicable law. Indemnitee shall cooperate with the Reviewing Party making a determination with respect to Indemnitee’s entitlement to indemnification, including providing to the Reviewing Party upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination and the Company shall indemnify and reimburse Indemnitee for all expenses incurred in connection with such cooperation.

(b) Timing of Determination of Eligibility for Indemnification. The Company shall use its reasonable best efforts to cause any determination required under Section 4(a) to be made as promptly as practicable. If (i) the Reviewing Party shall not have made a determination within 30 days after the later of (A) receipt by the Company of written notice from Indemnitee advising the Company of the final disposition of the applicable Proceeding (the date of such notice being the “Notification Date”) and (B) the selection of Independent Counsel, if such determination is to be made by Independent Counsel, and (ii) Indemnitee shall have fulfilled all obligations set forth in Section 4(a), then Indemnitee shall be deemed to have satisfied the applicable standard of conduct; provided that such 30-day period may be extended for a reasonable time, not to exceed an additional 30 days, if the Reviewing Party in good faith requires such additional time for the obtaining, evaluation, or documentation of information relating thereto.

(c) Timing of Indemnification Payment. If (i) the Reviewing Party determines that Indemnitee is entitled to indemnification under applicable law, (ii) no such determination is required for indemnification (i.e., indemnification pursuant to Section 2(d)), or (iii) Indemnitee is deemed to have satisfied the applicable standard of conduct by operation of Section 4(b), then the Company shall pay to Indemnitee, within five (5) business days after the later of (x) the Notification Date and (y) the earliest date on which the applicable criterion specified in clause (i), (ii), or (iii) above shall have been satisfied, an amount equal to the amount of such Indemnifiable Losses.

(d) Reviewing Party’s Determination. The Reviewing Party shall presume that Indemnitee is entitled to indemnification and Expense Advance. The Company may overcome such presumption only with clear and convincing evidence to the contrary. Any determination by a Reviewing Party that Indemnitee is entitled to indemnification or Expense Advance pursuant to this Agreement shall be binding in all respects, including with respect to any litigation or other action or proceeding initiated by Indemnitee to enforce his or her rights hereunder. If the Reviewing Party determines that Indemnitee is not entitled to indemnification under applicable law, Indemnitee may appeal such a determination according to Section 4(e) of this Agreement.

(e) Suit to Enforce Rights. If (i) Indemnitee is entitled to indemnification under this Agreement and Indemnitee has not received full indemnification from the Company within 30 days of the deadline set forth in the Section granting such indemnification rights or (ii) the Reviewing Party determines that Indemnitee is not entitled to indemnification under applicable law, Indemnitee shall have the right to enforce its indemnification rights under this Agreement or appeal such decision, as the case may be, by commencing litigation in the Delaware Court of Chancery seeking an initial determination by the court or challenging any determination by the Reviewing Party or any aspect thereof. The Company hereby consents to service of process and to appear in any such proceeding. Any determination by the Reviewing Party not challenged by the Indemnitee in accordance with this Section 4(e) shall be binding on the Company and Indemnitee. The Company shall be precluded from asserting in any such proceeding that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court that the Company is bound by all the provisions of this Agreement. The remedy provided for in this Section 4(e) shall be in addition to any other remedies available to Indemnitee at law or in equity.

(f) Defense to Indemnification and Burden of Proof. It shall be a defense to any action brought by Indemnitee against the Company to enforce this Agreement (other than an action brought to enforce a claim for Expenses incurred in defending a Proceeding in advance of its final disposition) that it is not permissible under applicable law for the Company to indemnify Indemnitee for the amount claimed. In connection with any such action or any determination by the Reviewing Party or otherwise as to whether Indemnitee is entitled to be indemnified hereunder, the burden of proving such a defense or determination shall be on the Company. Such burden must be satisfied by clear and convincing evidence. Neither the failure of the Reviewing Party to have made a determination prior to the commencement of such action by Indemnitee that indemnification of the Indemnitee is proper under the circumstances because Indemnitee has met the standard of conduct set forth in applicable law, nor an actual determination by the Reviewing Party that the Indemnitee had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct.

(g) Presumption upon Disposition other than Adverse Judgment. The Company acknowledges that a resolution, disposition or outcome short of dismissal or final judgment, including outcomes that permit Indemnitee to avoid expense, delay, embarrassment, injury to reputation, distraction, disruption or uncertainty, may constitute success in the Proceeding. In the event that any Proceeding relating to an Indemnifiable Event or any portion thereof or issue or matter therein is resolved or disposed of in any manner other than by adverse judgment against Indemnitee (including any resolution or disposition thereof by means of settlement with or without payment of money or other consideration), it shall be presumed that Indemnitee has been successful on the merits or otherwise in defense of such Proceeding or portion thereof or issue or matter therein. The Company may overcome such presumption only by its adducing clear and convincing evidence to the contrary.

(h) Presumption upon Other Dispositions of Proceedings. For purposes of the Reviewing Party’s standard of conduct determination required under Section 4(a), the termination of any Proceeding by judgment, order, settlement (whether with or without court approval), conviction or upon a plea of nolo contendere or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

(i) Reliance and Good Faith Presumptions. For purposes of any determination of good faith under any applicable standard of conduct, Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Company, including financial statements, or on information supplied to Indemnitee by the officers of the Company in the course of their duties, or on the advice of legal counsel for the Company or the Board or counsel selected by any committee of the Board or on information or records given or reports made to the Company by an independent certified public accountant or by an appraiser, investment banker or other advisor selected with reasonable care by the Company or the Board or any committee of the Board. The provisions of the preceding sentence shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed to have met the applicable standard of conduct. The knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Company shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

5. Indemnification for Expenses Incurred in Enforcing Rights. The Company shall indemnify Indemnitee against any and all Indemnifiable Losses (including advancing such Expenses under Section 2(c)) that are incurred by Indemnitee in connection with any action brought by Indemnitee for:

(a) indemnification of Indemnifiable Losses or Expense Advances by the Company under this Agreement or any other agreement or under applicable law or the Constituent Documents now or hereafter in effect relating to indemnification for Indemnifiable Events; and/or

(b) recovery under directors’ and officers’ liability insurance policies maintained by the Company; but only in the event that Indemnitee ultimately is determined to be entitled to such indemnification or insurance recovery, as the case may be.

6. Notification and Defense of Proceeding.

(a) Notice. Promptly after Indemnitee receives notice or becomes aware of any Proceeding, Indemnitee shall, if a claim in respect thereof is to be made against the Company under this Agreement, notify the Company of the commencement thereof; but the omission so to notify the Company will not relieve the Company from any liability that it may have to Indemnitee, except as provided in Section 6(c). The Company shall promptly provide notice of such Proceeding to the insurance carriers providing directors’ and officers’ liability insurance and shall provide copies of all correspondence with such carrier related to the Proceeding to Indemnitee.

(b) Defense. With respect to any Proceeding as to which Indemnitee notifies the Company of the commencement thereof, the Company will be entitled to participate in the Proceeding at its own expense and except as otherwise provided below, to the extent the Company so wishes, it may assume the defense thereof with counsel reasonably satisfactory to Indemnitee. After notice from the Company to Indemnitee of its election to assume the defense of any Proceeding, the Company shall not be liable to Indemnitee under this Agreement or otherwise for any Expenses subsequently incurred by Indemnitee in connection with the defense of such Proceeding other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ separate legal counsel (but not more than one law firm plus, if applicable, local counsel in respect of any particular Indemnifiable Claim) in such

Proceeding at Indemnitee’s own expense, provided that all Expenses related thereto incurred after notice from the Company of its assumption of the defense shall be at the Company’s expense if any of the following situations occur: (i) the employment of legal counsel by Indemnitee has been authorized by the Company, (ii) the employment of counsel by Indemnitee has been approved by the Independent Counsel, (iii) the Company shall not in fact have employed counsel to assume the defense of such Proceeding, (iv) the use of counsel chosen by the Company to represent Indemnitee would present such counsel with an actual or potential conflict, (v) the named parties in any such Proceeding (including any impleaded parties) include both the Company and Indemnitee and Indemnitee shall conclude that there may be one or more legal defenses available to Indemnitee that are different from or in addition to those available to the Company, or (vi) any such representation by counsel would be precluded under the applicable standards of professional conduct then prevailing in each of which cases all Expenses of the Proceeding shall be borne by the Company. The Company shall not be entitled to assume the defense of any Proceeding brought by or on behalf of the Company, or as to which Indemnitee shall have made the determination provided for under the circumstances provided for in (ii) and (iii) above or in (iv), (v) and (vi) above.

(c) Settlement of Claims. The Company shall not be liable to indemnify Indemnitee under this Agreement or otherwise for any amounts paid in settlement of any Proceeding effected without (i) the Company’s written consent, such consent not to be unreasonably withheld or (ii) approval of the settlement by the Independent Counsel, if applicable. The Company shall not settle any Proceeding without Indemnitee’s written consent unless such settlement solely involves the payment of money and includes a complete and unconditional release of Indemnitee from all claims that are the subject of the Proceeding. The Company shall not be liable to indemnify the Indemnitee under this Agreement with regard to any judicial award if the Company was not given a reasonable and timely opportunity as a result of Indemnitee’s failure to provide notice, at its expense, to participate in the defense of such action, and the lack of such notice materially prejudiced the Company’s ability to participate in defense of such action. The Company’s liability hereunder shall not be excused if participation in the Proceeding by the Company was barred by this Agreement.

7. Non-Exclusivity. The rights of Indemnitee hereunder will be in addition to any other rights Indemnitee may have under the Constituent Documents, applicable law, any other contract, or otherwise; provided, however, that this Agreement shall supersede any prior indemnification agreement between the Company and the Indemnitee. To the extent that a change in applicable law (whether by statute or judicial decision) permits greater indemnification than would be afforded currently under the Constituent Documents, applicable law or this Agreement, it is the intent of the parties that Indemnitee enjoy by this Agreement the greater benefits so afforded by such change. The Company will not adopt any amendment to any Constituent Documents, the effect of which would be to deny, diminish or encumber Indemnitee’s rights to indemnification under this Agreement, the Constituent Documents, applicable law, any other contract or otherwise.

8. Liability Insurance. For the duration of Indemnitee’s service as a director and/or officer of the Company, and thereafter for so long as Indemnitee shall be subject to any pending or possible Proceeding arising from an Indemnifiable Event, the Company shall use commercially reasonable efforts (taking into account the scope and amount of coverage available relative to the cost thereof) to continue to maintain in effect the policies of general and/or directors’ and officers’ liability insurance providing coverage that is at least substantially comparable in scope and amount to that provided by the Company’s current policies. Indemnitee shall be named as an insured by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Company director or officer. Without limiting the generality of the preceding sentences of this Section 8, the Company shall not discontinue or significantly reduce the scope or amount of coverage from one policy period to the next (i) without the prior approval thereof of a majority of the Directors serving as of the date of this Agreement, even if less than a quorum or (ii) if at such time there are no such directors serving, without the prior written consent of Indemnitee (which consent shall not be unreasonably withheld or delayed).

9. Period of Limitations. No legal action shall be brought and no cause of action shall be asserted by or on behalf of the Company or any Affiliate of the Company against Indemnitee, Indemnitee’s spouse, heirs, executors or personal or legal representatives after the expiration of two (2) years from the date of accrual of such cause of action or such longer period as may be required by state law under the circumstances. Any claim or cause of action of the Company or its Affiliate shall be extinguished and deemed released unless asserted by the timely filing and notice of a legal action within such period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action, the shorter period shall govern.

10. Amendment of this Agreement. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be binding unless in the form of a writing signed by the party against whom enforcement of the waiver is sought, and no such waiver shall operate as a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. Except as specifically provided herein, no failure to exercise or any delay in exercising any right or remedy hereunder shall constitute a waiver thereof.

11. Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

12. No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any claim made against Indemnitee to the extent Indemnitee has otherwise received (and is entitled to retain) payment (under any insurance policy, Bylaw or otherwise) of the amounts otherwise indemnifiable hereunder (net of any expenses incurred in obtaining such payment).

13. Duration of Agreement. This Agreement shall continue until and terminate upon the later of (a) six (6) years after the date that Indemnitee shall have ceased to serve as a director or officer of the Company or (b) one (1) year after the final termination of any Proceeding, including any appeal, then pending in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any proceeding commenced by Indemnitee pursuant to Section 4(b) of this Agreement relating thereto.

14. Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation, reorganization or otherwise to all or substantially all of the business and/or assets of the Company), assigns, spouses, heirs and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation, reorganization or otherwise) to all, substantially all or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The indemnification provided under this Agreement shall continue as to Indemnitee for any action taken or not taken while serving in an indemnified capacity pertaining to an Indemnifiable Event even though Indemnitee may have ceased to serve in such capacity at the time of any Proceeding.

15. Severability. If any provision (or portion thereof) of this Agreement shall be held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, (a) the remaining provisions shall remain enforceable to the fullest extent permitted by law; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable, that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, void or unenforceable. If any court shall decline to reform any provision of this Agreement held to be invalid, void or unenforceable as contemplated by the preceding sentence, the parties shall take all such action as may be necessary or appropriate to replace the provision so held to be invalid, void or unenforceable with one or more alternative provisions that effectuate the purpose and intent of the original provisions of this Agreement as fully as possible without being invalid, void or unenforceable.

16. Contribution. To the fullest extent permissible under applicable law in effect on the date hereof or as may be amended to increase the scope of permitted or required indemnification, whether or not the indemnification provided for in this Agreement is available to Indemnitee for any reason whatsoever, the Company shall pay all or a portion of the amount that would otherwise be incurred by Indemnitee for Indemnifiable Losses in connection with any claim relating to an Indemnifiable Event, as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s). Notwithstanding the foregoing, such contribution shall not be required where it is determined, pursuant to a final disposition of such Proceeding or Indemnifiable Loss in accordance with Section 4 of this Agreement, that Indemnitee is not entitled to indemnification by the Company with respect to such Proceeding or Indemnifiable Loss.

17. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes in its entirety all prior undertakings and agreements, including the any prior agreement with respect to the subject matter hereof, of the Company and the Indemnitee with respect to the subject matter hereof.

18. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in such State without giving effect to its principles of conflicts of laws. The Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement may be brought in the Delaware Court of Chancery; (ii) consent to submit to the jurisdiction of the Delaware Court of Chancery for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court of Chancery, and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court of Chancery has been brought in an improper or inconvenient forum.

19. Notices. All notices, demands and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand, against receipt or mailed, postage prepaid, certified or registered mail, return receipt requested and addressed to the Company at:

comScore, Inc.

Attn: General Counsel

11950 Democracy Drive, Suite 600

Reston, Virginia 20190

and to Indemnitee at the address set forth below Indemnitee’s signature hereto.

Notice of change of address shall be effective only when given in accordance with this Section. All notices complying with this Section shall be deemed to have been received on the date of hand delivery or on the third business day after mailing.

20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

* * * * *

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day specified above.

COMSCORE, INC. a Delaware corporation

By:	/s/ Carol DiBattiste

Print Name: Carol DiBattiste

Title: General Counsel and Chief Compliance, Privacy, and People Officer

INDEMNITEE, an individual

Signed:	/s/ Gian Fulgoni

Print Name:	Gian Fulgoni

Address:	6000 Island Blvd
Apt 1908
Aventura, FL 33160

[Signature Page to Indemnification Agreement]

EXHIBIT A

UNDERTAKING

This Undertaking is submitted pursuant to the Indemnification Agreement, dated as of                     ,              (the “Indemnification Agreement”), between comScore, Inc., a Delaware corporation (the “Company”), and the undersigned. Capitalized terms used and not otherwise defined herein have the meanings ascribed to such terms in the Indemnification Agreement.

The undersigned hereby requests [payment], [advancement], [reimbursement] by the Company of Expenses which the undersigned [has incurred] [reasonably expects to incur] in connection with                      (the “Proceeding”).

The undersigned hereby undertakes to repay the [payment], [advancement], [reimbursement] of Expenses made by the Company to or on behalf of the undersigned in response to the foregoing request to the extent it is determined, following the final disposition of the Indemnifiable Claim and in accordance with Section 4 of the Indemnification Agreement, that the undersigned is not entitled to indemnification by the Company under the Indemnification Agreement with respect to the Proceeding.

IN WITNESS WHEREOF, the undersigned has executed this Undertaking as of this              day of                     ,             .

ANNEX E

General Release of All Claims and Certain Additional Agreements by the Company and Executive

In exchange for, and as a condition to receipt of, the payments and benefits set forth in Paragraph 4 of the Retirement and Transition Services Agreement between comScore, Inc. (“Company”), a Delaware corporation, and Gian M. Fulgoni (“Executive”) dated October     , 2017 (the “Retirement Agreement”), the Company and Executive enter into this Release of All Claims (the “Release”) as of the last date set forth on the signature page hereto, but in no event before the Retirement Date stated in the Retirement Agreement, and which constitutes a part of the Retirement Agreement.

1.	Executive’s Release of All Claims Against Company. For and in consideration of the payments and benefits payable under the Retirement Agreement, which, absent this Release, Executive acknowledges and agrees that he otherwise would not be entitled to receive, Executive hereby releases, acquits and discharges the Company and its affiliates, and their officers, directors, agents, servants, employees, attorneys, shareholders, successors and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities (except those indemnification rights excluded below) and obligations of every kind and nature, in law, equity or otherwise, known or unknown, suspected or unsuspected, disclosed and undisclosed, arising out of or in any way related to any and all agreements, events, acts or conduct executed or occurring at any time prior to and including the date on which Executive executes this Release, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with Executive’s employment with the Company or the termination of that employment; claims or demands related to salary, incentive payments, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to federal, state or local law, statute or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act, as amended (the “ADEA”); the federal Americans with Disabilities Act of 1990, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of implied good faith and fair dealing.

EXECUTIVE HEREBY ACKNOWLEDGES AND AGREES THAT

THIS RELEASE IS A GENERAL RELEASE AND THAT BY

SIGNING THIS AGREEMENT, EXECUTIVE IS EXPRESSLY WAIVING ALL RIGHTS

FOR ALL KNOWN AND UNKNOWN CLAIMS

Nothing in this Release shall be construed to prohibit Executive from commencing, instituting, participating, providing truthful information, or otherwise assisting in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other government agency; provided, however, that by signing this Release, Executive agrees to waive and release any right Executive may have to recover monetary relief or compensation from the Released Parties in connection with any such proceeding or investigation. For the avoidance of doubt, nothing herein prevents Executive from receiving any whistleblower or similar award. Further, this release shall not be deemed to affect a release of any claim that may not be released by law, including rights to unemployment or workers compensation, and rights to benefits governed by ERISA, nor shall it be deemed to release any right to enforce the terms of the Retirement Agreement or any rights Executive may have to indemnification under the Indemnification Agreement (attached to the Retirement Agreement as Annex D), the Company’s By-Laws, or applicable law.

Executive understands that this Release: (i) does not preclude him from challenging the validity of this Release, including the waiver and release provisions, under the ADEA; and (ii) does not waive any rights or claims which first arise after he signs the Release.

Executive represents and warrants that he has not previously filed or joined in any claim released herein.

2.	No Transfer of Potential Claims. Executive represents and warrants that he has not previously assigned or transferred, or purported to assign or transfer, to any person or entity, any of the claims released herein and Executive agrees to indemnify and hold harmless the Released Parties, from any claim, demand, debt, obligation, liability, cost, expense, right of action or cause of action based on, arising out of or in assignment.

3.	No Admission of Liability. This Release is not an admission of liability by any party.

4.	Sufficiency of Consideration. Executive acknowledges and agrees that the payments and benefits set forth in Paragraph 4 of the Retirement Agreement, which Executive acknowledges and agrees that he is not entitled to receive absent execution of this Release, have provided good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in this Release.

5.	Waiver and Release Acknowledgement. Executive acknowledges that Executive is knowingly and voluntarily making the above waiver and release of all claims in Paragraph 1. Executive further acknowledges that:

a.	Executive has been and is advised to consult an attorney regarding this Release prior to executing it and that he has been given sufficient time to do so; and

b.	Executive fully understands and acknowledges the significance and consequences of this Release and represents by his signature that the terms of this Release are fully understood and voluntarily accepted by him. This Release has been individually negotiated by Executive and is not part of a group exit incentive or other group employment termination program.

6.	Acknowledgment Regarding the Age Discrimination in Employment Act and, specifically, 29 U.S.C. § 626(f). Executive understands that as part of this Release, he voluntarily and knowingly waives rights or claims under the ADEA, and acknowledges that the knowing and voluntary waiver of his claims is in accordance with the ADEA, and, specifically, 29 U.S.C. § 626(f).

7.	Non-Disparagement. The Company agrees that it will direct its executive officers to refrain (and that the Company will use its reasonable best efforts to cause the Company’s directors to refrain) from making any statement(s) that disparage Executive, and Executive agrees to refrain from making any statement(s) that disparage the Company, its directors or executive officers. Nothing in this provision, or in any other provision of this Release, should be construed to limit the Executive from (i) complying with any valid subpoena or court order (about which Executive shall provide the Company with prompt notice, a copy of the subpoena or court order, and a transcript of any testimony, all to the maximum extent permitted by applicable law or policy); (ii) cooperating with any government investigation; (iii) voluntarily communicating, without notice to or approval by the Company, with any government agency regarding a potential violation of any law or regulation; (iv) cooperating with any reasonable requests by the Company; or (v) responding to statements made about him that Executive reasonably believes to be untruthful or defending himself in connection with any litigation or investigation. Similarly, nothing in this provision, or in any other provision of this Release, should be construed to limit the Company or any of its directors, officers or employees from (a) complying with any valid subpoena or court order; (b) making statements that it concludes in good faith after consultation with counsel (i) are appropriate in filings, releases, and other documents prepared in connection with applicable securities laws or (ii) may otherwise be required under any other applicable law; (c) conducting in good faith investigations or inquiries regarding any potential violation of law; (d) communicating with any government agency; or (e) responding to untruthful statements made about them or defending themselves in connection with any litigation or investigation

8.	Cooperation. Executive is permitted to cooperate fully and truthfully with any government authority conducting an investigation into any potential violation of any law or regulation. Nothing in this Release is intended to or shall prohibit Executive from providing such cooperation. Executive also agrees to cooperate and assist the Company and/or its Board of Directors or any committees thereof in any formal or informal investigation into matters which Executive has relevant knowledge to the extent reasonably requested. Executive agrees and acknowledges that such assistance and cooperation may include, but not be limited to, providing all relevant information and documents reasonably available to Executive about matters on which he worked. Executive agrees to make himself promptly available to the Company or its representatives at a mutually agreeable time for interviews and meetings regarding any matter relating to his employment or matters on which he worked while employed at the Company as may be reasonably requested. The Company shall reimburse Executive for the reasonable expenses he incurs in the course of cooperating with such Company requests

9.

Acceptance and Revocation. Executive understands that he has been offered ample time and opportunity, in excess of twenty-one (21) days, to decide whether to sign this Release and return it to Company. Executive further understands that he may not sign this Release before the Retirement Date as stated in the Retirement Agreement. Executive further understands that he has seven (7) days after signing this Release to revoke it in writing submitted to Carol DiBattiste, General Counsel & Chief Compliance, Privacy and People Officer, at cdibattiste@comscore.com (“Revocation Period”). This Release shall not become effective until the Revocation Period has expired without Company having received written notice of a revocation (“Effective Date”).

10.	Enforcement. Except as otherwise provided herein, if any action at law or in equity is necessary to enforce or interpret the terms of this Release, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

11.	Costs. Other than any costs recoverable under the “Enforcement” Section above, the parties intend that each shall bear its own costs, if any, that may have been incurred relating to this Release.

12.	Governing Law. This Release shall be governed in all respects by the laws of the Commonwealth of Virginia, without reference to its choice of law rules.

13.	General Provisions.

a.    Severability. If any provision of this Release is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Release and the provision in question shall be modified by the court so as to be rendered enforceable.

b.    Entire Agreement. This Release and the Retirement Agreement, including all Annexes thereto, set forth the entire agreement between the parties and supersede any other prior agreements or understandings between the parties concerning the subject matters of the Retirement Agreement and the Release, except as otherwise described therein. Each party acknowledges that such party has not relied on any representations, promises or agreements of any kind made to such party in connection with the other party’s decision to enter into this Release, except for those set forth in this Release and the Retirement Agreement. By signing this Release, Executive reaffirms that he will also continue to abide by the terms of the Retirement Agreement, which terms are expressly incorporated herein. This Agreement may not be modified or amended except in writing signed by both Executive and a duly authorized officer of the Company. This Agreement shall bind the heirs, personal representatives, successors and assigns of both Executive and the Company, and inure to the benefit of both Executive and the Company, their heirs, successors and assigns.

c.    Counterparts. This Release may be signed electronically and in counterparts.

The undersigned state that they have carefully read this Release, that they know and understand its terms, and they sign it freely.

January 31, 2018

COMPANY:

COMSCORE, INC.

Name:

Title:

EXECUTIVE:

Gian M. Fulgoni

ANNEX F

COMSCORE, INC.

CHANGE OF CONTROL AND SEVERANCE AGREEMENT

This Change of Control and Severance Agreement (the “Agreement”) is made and entered into by and between Gian Fulogni (“Executive”) and comScore, Inc., a Delaware corporation (the “Company”), effective as of October 28, 2014 (the “Effective Date”).

RECITALS

1. The Compensation Committee of the Board of Directors of the Company (the Committee”) believes that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, to provide Executive with an incentive to continue his/her employment, and to motivate Executive to maximize the value of the Company for the benefit of its stockholders.

2. The Committee believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment under certain circumstances. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company.

3. After a thorough and diligent search of the Company’s internal records, the Company has been unable to locate an executed copy of the change of control and severance agreement with the Executive, in such form and with such terms as was approved by the Committee by the Committee’s unanimous written consent action dated as of October 28, 2014 (the “2014 Consent”) and, therefore this Agreement is being executed on August 28, 2017, effective as of the Effective Date, to document such benefits heretofore authorized, approved and granted to the Executive as set forth and approved in such 2014 Consent.

4. Certain capitalized terms used in the Agreement are defined in Section 6 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement. This Agreement will have an initial term of three (3) years commencing on the Effective Date (the “Initial Term”). On the third anniversary of the Effective Date, this Agreement will renew automatically for additional t h r e e (3) year terms (each an “Additional Term” and together with the Initial Term, the “Term”), unless either party provides the other party with written notice of non-renewal at least sixty (60) days prior to the date of automatic renewal; provided, however, that if the Company enters into a definitive agreement to be acquired and the transactions contemplated thereby would result in the occurrence of a Change of Control if consummated, then the Company will no longer be permitted to provide Executive with written notice to not renew this Agreement, and if the Change of Control is consummated, the Agreement will continue in effect through the longer of the date that is twelve (12) months following the effective date of the Change of Control or the remainder of the Term then in effect (for purposes of clarification, it will be possible for the Term of the Agreement to automatically extend after the Company enters into the definitive agreement, but before the Change of Control is consummated). If the definitive agreement is terminated without the transactions contemplated thereby having been consummated and at the time of such termination there is at least twelve (12) months remaining in the Term, the Agreement will Continue in effect for the remainder of the Term then in effect, but if there is less than twelve (12) months remaining in the Term then in effect, the Agreement will automatically extend for an additional three (3) years from the date the definitive agreement is terminated. If Executive becomes entitled to benefits under Section 3 during the term of this Agreement, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law. If Executive’s employment terminates for any reason, Executive will not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, the payment of accrued but unpaid wages or other compensation, as required by law, as may otherwise be available in accordance with the Company’s established employee plans, and any unreimbursed reimbursable expenses, and this Agreement supersedes all prior agreements or arrangements relating to the same.

3. Severance Benefits.

(a) Termination without Cause or Resignation for Good Reason Prior to a Change of Control. If the Company terminates Executive’s employment with the Company without Cause or if Executive resigns from such employment for Good Reason, and such termination occurs prior to a Change of Control, then subject to Section 4, Executive will receive the following:

(i) Accrued Compensation. The Company will pay Executive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements.

(ii) Severance Payment. If Executive has been employed for under 2 years as a member of the executive management team of the Company, Executive will be paid continuing payments of severance pay at a rate equal to Executive’s annual base salary, as then in effect, for 6 months from the date of such termination of employment, to be paid periodically in accordance with the Company’s normal payroll policies. If Executive has been employed for 2 years or more as a member of the executive management team of the Company, Executive will be paid continuing payments of severance pay at a rate equal to Executive’s annual base salary, as then in effect, for 1.5 years from the date of such termination of employment, to be paid periodically in accordance with the Company’s normal payroll policies.

(iii) Continued Executive Benefits. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period coincident with the severance benefit period set forth above (either 6 months or 1.5 years as the case may be) from the date of termination, or (B) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans. The reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy. Notwithstanding the foregoing, should the Company determine in its sole discretion that it cannot provide the above COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to the Executive a taxable monthly payment for the same period in an amount equal to the monthly COBRA premium Executive would be required to pay to continue his or her group health coverage in effect on the date of his or her termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether the Executive elects COBRA continuation coverage.

(b) Termination without Cause or Resignation for Good Reason in Connection with a Change of Control. If the Company terminates Executive’s employment with the Company without Cause or if Executive resigns from such employment for Good Reason, and such termination occurs on or within twelve (12) months after a Change of Control, then subject to Section 4, Executive will receive the following:

(i) Accrued Compensation. The Company will pay Executive all accrued but unpaid vacation, expense reimbursements, wages. and other benefits due to Executive under any Company-provided plans, policies, and arrangements.

(ii) Severance Payment. Executive will receive a lump sum payment (less applicable withholding taxes) equal to the sum of (A) 1.5 years of Executive’s annual base salary as in effect immediately prior to Executive’s termination date or, if greater, at the level in effect immediately prior to the Change of Control.

(iii) Continued Executive Benefits. If Executive elects continuation coverage pursuant to the COBRA within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period coincident of 1.5 years from the date of termination, or (B) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans. The reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy. Notwithstanding the foregoing, should the Company determine in its sole discretion that it cannot provide the above COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to the Executive a taxable monthly payment for the same period in an amount equal to the monthly COBRA premium Executive would be required to pay to continue his or her group health coverage in effect on the date of his or her termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether the Executive elects COBRA continuation coverage.

(iv) Vesting Acceleration of Equity Awards. One hundred percent (100%) of Executive’s then outstanding and unvested Equity Awards as of the date of the Change of Control will become vested in full and otherwise will remain subject to the terms and conditions of the applicable Equity Award agreement.

(c) Vesting Acceleration of Equity Awards following Change of Control. One hundred percent (100%) of Executive’s then outstanding and unvested Equity Awards as of the date of the Change of Control will become vested in full and otherwise will remain subject to the terms and conditions of the applicable Equity Award agreement.

(d) Voluntary Resignation: Termination for Cause. If Executive’s employment with the Company terminates (i) voluntarily by Executive (other than for Good Reason during the period that is on or within twelve (12) months after a Change of Control) or (ii) for Cause by the Company, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

(e) Disability: Death. If the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment terminates due to his or her death, then Executive will not be entitled to receive any other severance or other benefits, except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.

(f) Exclusive Remedy. In the event of a termination of Executive’s employment as set forth in Section 3(a) and (b) of this Agreement, the provisions of Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company otherwise may be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses), Executive will be entitled to no benefits, compensation or other payments or rights upon a termination of employment other than those benefits expressly set forth in Section 3 of this Agreement.

4. Conditions to Receipt of Severance

(a) Release of Claims Agreement. The receipt of any severance payments or benefits pursuant to this Agreement is subject to Executive signing and not revoking a separation agreement and release of claims in a form acceptable to the Company (the “Release”), which must become effective and irrevocable no later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any right to severance payments or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable. Except as required by Section 4(c), any severance payments or benefits under this Agreement will be paid, or, in the case of installments, will commence, in the first payroll following the effective date of the Release, but not later than fourteen (14) days following the effective date of the Release.

(b) Confidential Information and Invention Assignment Agreements. Executive’s receipt of any payments or benefits under Section 3 will be subject to Executive continuing to comply with the terms of the At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement most recently entered into, between the Company and Executive as such agreement may be amended from time to time.

(c) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-l(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii) It is intended that none of the severance payments under this Agreement will constitute “Deferred Payments” but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 4(c)(iv) below or resulting from an involuntary separation from service as described in Section 4(c)(v) below. However, any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 4(c)(iii). Except as required by Section 4(c)(iii), any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th ) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.

(iii) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above.

(v) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1 .409A- 1 (b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (1) above.

(vi) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to Executive under Section 409A.

5. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 2800 of the Code, and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s benefits under Section 3 will be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments; (ii) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G), (iii) cancellation of accelerated vesting of equity awards; (iv) reduction of employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 will be made in writing by the Company’s independent public accountants immediately prior to a Change of Control or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may incur in connection with any calculations contemplated by this Section 5.

6. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Cause. “Cause” will mean:

(i) Executive’s indictment, plea of nolo contendere or Conviction, of any felony or of any crime involving dishonesty by Executive;

(ii) a material breach by Executive of Executive’s duties or of a Company policy; or

(iii) a commission of any act of dishonesty, embezzlement, theft, fraud or misconduct by Executive with respect to the Company, any of which in the good faith and reasonable determination of the Board or the Compensation Committee of the Board (the “Compensation Committee”) is materially detrimental to the Company, its business or its reputation.

(b) Change of Control. “Change of Control” will mean the occurrence of any of the following events:

(i) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company, except that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board of Directors (the “Board”) will not be considered a Change of Control; or

(ii) Change in Effective Control of the Company. A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or

(iii) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection 6(b)(iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For these purposes, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

(c) Disability. “Disability” will mean that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate Executive’s employment. In the event that Executive resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate will automatically be deemed to have been revoked.

(d) Equity Awards. “Equity Awards” will mean an Executive’s then unvested outstanding stock options, stock appreciation rights, restricted stock units and other Company equity compensation awards.

(e) Good Reason. “Good Reason” will mean Executive’s termination of employment within ninety (90) days following the expiration of any cure period (discussed below) following the occurrence of one or more of the following, without Executive’s consent:

(i) A material diminution in the Executive’s base compensation (unless such reduction is done as part of a reduction program effective for all of the Company’s senior level executives);

(ii) A material reduction of Executive’s authority or responsibilities, relative to Executive’s authority or responsibilities in effect immediately prior to such reduction, or, following a Change of Control, a change in the Executive’s reporting position such that Executive no longer reports directly to the Board of Directors of the parent corporation in a group of controlled corporations. Any change which results in Executive’s ceasing to serve as a member of the board of directors of the parent corporation in a group of controlled corporations following a Change of Control (other than as the result of his voluntary resignation not at the request of the successor or its parent) will be deemed to constitute a material change or reduction in Executive’s authority and responsibilities constituting grounds for a Good Reason termination; or

(iii) the relocation of Executive’s primary workplace to a location more than fifty (50) miles away from Executive’s workplace in effect immediately prior to such relocation.

In addition, in order for a voluntary termination to be considered a termination for “Good Reason,” Executive must provide written notice to the Company of the existence of one or more of the above conditions within ninety (90) days of its initial existence and the Company must be provided at least thirty (30) days from the notice to remedy the condition.

(f) Section 409A Limit. “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1 .409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

7. Successors.

(a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7 or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. Notice.

(a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when sent electronically or personally delivered when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when delivered by a private courier service such as UPS, DHL or Federal Express that has tracking capability. In the case of Executive, notices will be sent to the e-mail address or addressed to Executive at the home address, in either case which Executive most recently communicated to the Company in writing. In the case of the Company, electronic notices will be sent to the e-mail address of the Chief Executive Officer and the General Counsel and mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its Chief Executive Officer and General Counsel.

(b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 8 of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than ninety (90) days after the giving of such notice).

9. Miscellaneous Provisions.

(a) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

(b) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the Commonwealth of Virginia (with the exception of its conflict of laws provisions). Any claims or Legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in the jurisdiction where Executive resides, and Executive and the Company hereby submit to the jurisdiction and venue of any such court

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes.

(h) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	COMSCORE. INC.

/s/ Carol DiBattiste
	By	Carol DiBattiste
	Title:	General Counsel & Chief
Compliance, Privacy and People Officer
Date: August 28, 2017
EXECUTIVE

/s/ Gian M. Fulgoni
	By:	Gian M. Fulgoni
	Title:	Chief Executive Officer
	Date:	August 28, 2017